Exhibit 4.15

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain identified information marked with [***] has been excluded from this exhibit because it is both (i) not material and (ii) the registrant customarily and actually treats such information as private or confidential.

SHARE PURCHASE AGREEMENT FOR THE MAJORITY OF THE SHARES IN

MPC MÜNCHMEYER PETERSEN CAPITAL AG

12 December 2024

Share Purchase Agreement
TABLE OF CONTENT

§	1	General Definitions / Interpretation	4
§	2	Sale, Purchase and Transfer	5
§	3	Purchase Price	6
§	4	Completion	6
§	5	Seller's Warranties	8
§	6	Remedies	10
§	7	Limitation of Seller's Liability	11
§	8	Authorisations / Approvals	12
§	9	Due Diligence Information / Deposit of VDR	13
§	10	Negative Covenant	13
§	11	Other Obligations	14
§	12	Purchaser's Guarantor	15
§	13	Costs and Expenses	15
§	14	Confidentiality, Announcements	15
§	15	Notices and Communications	16
§	16	Miscellaneous	17
§	1	Share Transfer	20
§	2	Miscellaneous	21

DEFINITIONS

Affiliate	4
Agreement	3
Business Day	4
Civil Code	4
Claim	4
Clearstream	3
Competent Authority	4
Completion	6
Completion Date	6
Cut-Off-Time	13
Due Diligence Information	13
Leakage	8
Losses and Expenses	4
Minimum Stake	14
MPC Affiliate	4
MPC AG	3
MPC AG Share	7
MPC AG Shares	7
MPC AG's ASA Shares	9
MPC ASA	3
Notices	16
Parties	3
Party	3
Permitted Leakage	8
Purchase Price	6
Purchaser	3
Purchaser's Custodian Bank	4
Purchaser's Guarantor	3
Related Person	5
Representatives	5
[***] Family	3
[***] Family Group	5
Seller	3
Seller's Custodian Bank	5
Seller's Knowledge	9
Seller's Warranties	8
Signing Date	5
Transaction	7
Transfer Deed	5
Trustee	6
VDR	13
VDR Copy	13

Share Purchase Agreement
SHARE PURCHASE AGREEMENT FOR THE MAJORITY OF SHARES IN
MPC MÜNCHMEYER PETERSEN CAPITAL AG
("Agreement")

between

(1)
MPC Münchmeyer Petersen & Co. GmbH, a company incorporated under the laws of Germany with its registered seat Palmaille 67, 22767 Hamburg, Germany, registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Hamburg under HRB 149498 ("Seller");

(2)
THALVORA HOLDINGS GMBH, (currently named Altstadtsee 658. V V GmbH) a company incorporated under the laws of Germany with its registered seat Kurt- Schumacher-Straße 18-20, 53113 Bonn, Germany, registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Cologne under HRB 120890 ("Purchaser"); and

(3)
Castor Maritime Inc., a company incorporated under the laws of the Marshall Islands, with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Marshall Islands with corporation number 92609 ("Purchaser's Guarantor")

(Seller, Purchaser and the Purchaser's Guarantor each a "Party" and jointly the "Parties").

Recitals

(A)
[***], [***] and [***] (together the "[***] Family") are – through their respective holding companies – the sole shareholders of the Seller. The Seller is a shareholder of MPC Münchmeyer Petersen Capital AG, a company incorporated under the laws of Germany with its registered seat Palmaille 67, 22767 Hamburg, Germany, registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Hamburg under HRB 72691 ("MPC AG") and – through MPC AG – indirectly of MPC Container Ships ASA, a company incorporated under the laws of Norway with its registered seat at Ruselokkveien 34, 0251 Oslo, Norway, registered with enterprise no. 918 494 316 (ISIN NO0010791353, "MPC ASA"). MPC AG directly and indirectly owns 60,814,077 shares in MPC ASA ("MPC AG's ASA Shares").

(B)
MPC AG is a global investment manager, specializing in maritime and energy infrastructure. MPC AG has a registered and fully-paid in capital of EUR 35,248,484.00 divided into 35,248,484 ordinary bearer-shares with no par value. The shares are admitted to trading in the SCALE segment of the Frankfurt Stock Exchange (FWB) and via the Xetra electronic trading platform and in over-the-counter trading in Berlin-Bremen, Düsseldorf, Hannover, Munich and Stuttgart and are listed under ISIN DE000A1TNWJ4/WKN A1TNWJ. The right of the shareholders to request a securitization of their shares is excluded in accordance with Section 6.2 of the Articles of Association of MPC AG. The shares are securitized in several global certificates (Globalurkunden), which are endorsed in blank and deposited with Clearstream Banking AG, Frankfurt am Main ("Clearstream") in collective securities depository (Girosammelverwahrung); the Seller holds co-ownership (Miteigentum) of these global certificates in proportion to the number of shares it holds.

Share Purchase Agreement
(C)	The Purchaser is a wholly owned subsidiary of the Purchaser's Guarantor.

(D)
The Purchaser has expressed an interest in acquiring the entire shareholdings of the [***] Family in MPC AG which is comprised of 26,116,378 shares in MPC AG (the "MPC AG Shares", and each one a "MPC AG Share") which represent 74.09 % of all issued shares in MPC AG.

(E)	The Seller intends to sell the MPC AG Shares to the Purchaser subject to the terms and conditions of this Agreement ("Transaction") and thus indirectly the MPC AG’s ASA Shares.

On the basis of the foregoing, the Parties agree as follows:

§ 1
General Definitions / Interpretation

1.1	General Definitions:

"Affiliate" in relation to a person means any person who is (a) directly or indirectly controlling such person or (b) who is directly or indirectly controlled by such person or (c) who is directly or indirectly under joint control with such person, whereby "control" in each case means the power, directly or indirectly, without the participation of one or more third parties, to exert decisive influence on the activities of a person in particular through a majority of capital, a majority of voting rights, by contract or otherwise and "person" in each case means any individual, firm, company, corporation, association, trust, joint venture, consortium or partnership (whether or not having separate legal personality).

"Business Day" means a day (other than a Saturday, Sunday or public holiday in Hamburg, Germany, Athens, Greece and/or New York City, USA) on which banks are open for general business in Hamburg, Germany, Athens, Greece and New York City, USA.

"Civil Code" means the German Civil Code (Bürgerliches Gesetzbuch).

"Claim" means any claims under and/or in connection with this Agreement.

"Competent Authority" means (a) any person (whether autonomous or not) having legal and/or regulatory authority; (b) any court of law or tribunal in any jurisdiction; and (c) any authority competent to impose any taxation.

"Losses and Expenses" means losses, damages, liabilities, costs and expenses including fines, penalties, losses and expenses suffered in connection with proceedings, actions, claims or demands, and legal and other professional fees (plus any VAT, if applicable, payable in relation to any such matter) in each case whether direct or indirect.

"MPC Affiliate" means any person where MPC AG directly or indirectly holds a stake of at least 20%.

"Purchaser's Custodian Bank" means [***].

Share Purchase Agreement
"Related Person" means each of the spouses of the members of the [***] Family and each of the children of the members of the [***] Family.

"Representatives" means, in relation to any person, its directors, supervisory board members, officers, authorised persons, employees, agents, consultants and professional advisers. With regard to the Purchaser, any Representatives of the Purchaser's Guarantor, [***] shall also be regarded as Representatives of the Purchaser for the purposes of this Agreement.

"[***] Family Group" means (a) the Seller, (b) the [***] Family, (c) any Related Person and (d) any Affiliate of any person described in (a), (b) or (c), it being understood that neither MPC AG nor any of the MPC Affiliates are members of the [***] Family Group for the purposes of this Agreement.

"Seller's Custodian Bank" means [***]. "Signing Date" means the date of this Agreement.

1.2	In this Agreement, unless the context otherwise requires:

1.2.1	headings shall not affect the interpretation of this Agreement; the singular shall include the plural and vice versa;

1.2.2	the words "include", "including" and "in particular" do not connote limitation in any way;

1.2.3
where a German term has been inserted after an English term, the German term alone shall be authoritative for the purpose of interpreting such English term, without regard to any other interpretation of the English term.

1.2.4	references to a date or time are references to Central European Time (CET).

§ 2
Sale, Purchase and Transfer

2.1	The Seller hereby sells and the Purchaser hereby purchases the MPC AG Shares subject to the terms and conditions of this Agreement.

2.2
The sale of the MPC AG Shares shall include any and all rights associated with the MPC AG Shares, including the claim to undistributed profits of the current financial year and previous financial years.

2.3
The Parties are in agreement that title to the MPC AG Shares shall pass not pursuant to this Agreement, but rather by way of a separate transfer agreement ("Transfer Deed") to be executed by the Parties on the Completion Date in accordance with § 4.3.1. In the event that the transfer process regarding the MPC AG Shares foreseen in the Transfer Deed should not work (or should prove to be ineffective), the Parties shall agree on an alternative transfer procedure (e.g. by way of an escrow agent, the cost to be evenly split between the Parties), it being understood that the transfer of the MPC AG Shares from the Seller to the Purchaser shall in any case occur concurrently (Zug-um-Zug) with the payment of the Purchase Price from the Purchaser to the Seller.

Share Purchase Agreement
§ 3
Purchase Price

3.1
The purchase price for each MPC AG Share is EUR 7.00. Accordingly, the aggregate purchase price for the MPC AG Shares amounts to EUR 182,814,646.00 (in words: one hundred eighty-two million eight hundred fourteen thousand six hundred forty-six Euro) ("Purchase Price"). For clarification, no separate or additional purchase price shall be paid for the MPC AG's ASA Shares as their value is already reflected in the Purchase Price.

3.2	The Purchase Price is due on the Completion Date in accordance with the Transfer Deed.

3.3
Subject to the Seller having executed the Transfer Deed on the Completion Date, the Purchase Price shall bear interest at a rate of [***]% p.a. from (but excluding) the Completion Date until it is completely paid.

3.4	The Purchase Price is a net amount that does not include VAT. The Parties assume that the sale and transfer of the MPC AG Shares is either not subject to VAT or exempted from VAT.

§ 4
Completion

4.1
In order to effect the transfer of the MPC AG Shares from the Seller to the Purchaser concurrently (Zug-um-Zug) with the payment of the Purchase Price (these acts jointly: "Completion") the Parties shall meet at the offices of [***] in Hamburg, Germany, or at any other time and place on which the Parties mutually agree in writing.

4.2
The "Completion Date" shall be the earlier of (i) 19 December 2024, 09:00 a.m. CET and (ii) the date on which the Transfer Deed is executed if such date occurs earlier than 19 December 2024, 09:00 a.m. CET.

4.3	On the Completion Date, the Parties shall take the following actions in the following order:

4.3.1
The Seller and the Purchaser shall execute the Transfer Deed pursuant to Annex 4.3.1 and without undue delay (unverzüglich) thereafter issue the instructions as per § 1.2 of the Transfer Deed (Seller) and § 1.3 of the Transfer Deed (Purchaser); and

4.3.2	the Seller shall deliver to [***]
Rechtsanwälte, Hamburg acting as trustee for both the Seller and the Purchaser ("Trustee"), the original duly executed, undated letters of resignation of [***] (as chairman of MPC AG’s supervisory board), of [***] (as vice-chairman of MPC AG’s supervisory board) and of any person appointed as substitutes of the aforementioned, all such resignations to be effective as from Completion. The Trustee shall be instructed to fill in the date of Completion (which is – for the avoidance of doubt – not necessarily the Completion Date) and to submit these originals to MPC AG to effectuate the resignations as soon as Completion has occurred and notify the Parties thereof, accordingly.

4.4	The Purchaser may rescind (zurücktreten) this Agreement by written notice to the Seller

4.4.1	if the Seller fails to execute the Transfer Deed until the Completion Date;

Share Purchase Agreement
4.4.2	if the Seller fails to instruct the Seller's Custodian Bank as per § 1.2 of the Transfer Deed without undue delay (unverzüglich) after execution of the Transfer Deed; or

4.4.3
if the transfer of the MPC AG Shares to the Purchaser is not effected by the Long Stop Date because all of the MPC AG Shares were not available to the Seller's Custodian Bank on the Completion Date to fulfill the "payment and delivery transaction in securities" (Zahlungs-/Lieferungsgeschäft) as per § 1.2 of the Transfer Deed, unless the whole Purchase Price was not available to the Purchaser's Custodian Bank on the Completion Date to fulfill the "payment and delivery transaction in securities" (Zahlungs-/Lieferungsgeschäft) as per § 1.3 of the Transfer Deed.

4.5	The Seller may rescind (zurücktreten) this Agreement by written notice to the Purchaser

4.5.1	if the Purchaser fails to execute the Transfer Deed until the Completion Date;

4.5.2	if the Purchaser fails to instruct the Purchaser's Custodian Bank as per § 1.3 of the Transfer Deed without undue delay (unverzüglich) after execution of the Transfer Deed; or

4.5.3
if the transfer of the Purchase Price to the Seller is not effected by the Long Stop Date because the whole Purchase Price was not available to the Purchaser's Custodian Bank on the Completion Date to fulfill the "payment and delivery transaction in securities" (Zahlungs-/Lieferungsgeschäft) as per § 1.3 of the Transfer Deed, unless all of the MPC AG Shares were not available to the Seller's Custodian Bank on the Completion Date to fulfill the "payment and delivery transaction in securities" (Zahlungs-/Lieferungsgeschäft) as per § 1.2 of the Transfer Deed.

4.6
The "Long Stop Date" shall be the 19 December 2024, 18:00 hrs. CET. In the event of a Technical Default, the Long Stop Date shall be prolonged for the time period the Technical Default persisted plus an additional grace period of six (6) hours. A "Technical Default" is irrefutably deemed to have occurred in the event that the "payment and delivery transaction in securities" (Zahlungs-/Lieferungsgeschäft) is not fulfilled despite the Parties having duly fulfilled their respective obligations as per this Agreement and the Transfer Deed (in particular, making available to the custodian bank on the Completion Date all of the MPC AG Share (Seller) and the whole Purchase Price (Purchaser) and issuing the respective instructions as per § 1.2 and § 1.3 of the Transfer Deed).

4.7	For the avoidance of doubt, no Party is entitled to rescind (zurücktreten) this Agreement as soon as Completion has occurred.

4.8
In the event of a rescission of this Agreement pursuant to § 4.4 the Seller shall be obliged to pay to the Purchaser to the bank account designated by the Purchaser in writing a one-off amount of [***]% of the Purchase Price as contractual penalty, which the Parties consider fair and reasonable. The contractual penalty shall be in addition and without prejudice to any and all rights the Purchaser may have under the Agreement or under applicable law.

4.9
In the event of a rescission of this Agreement pursuant to § 4.5, no Party shall have any liability or responsibility to the other except as specified in § 4.10 which shall continue in full force and effect.

Share Purchase Agreement
4.10
A rescission of this Agreement pursuant to § 4.4 or § 4.5 shall be without prejudice to any claim a Party has in respect of Losses and Expenses resulting from a breach of this Agreement and/or the Transfer Deed by the other Party prior to the date of rescission.

4.11	§ 13 through § 16 shall survive any rescission.

§ 5
Seller's Warranties

5.1
Subject to Completion having occurred and subject to any limitations contained in this Agreement, in particular its § 6 and § 7, the Seller warrants to the Purchaser by way of an independent warranty (selbständiges Garantieversprechen) under Sec. 311 para. 1 of the Civil Code that each of the following statements of the Seller ("Seller's Warranties") is true and accurate as at the Signing Date (with regard to § 5.1.4) respectively as at the Completion Date (with regard to § 5.1.1 through § 5.1.3 and § 5.1.5).

5.1.1	Fundamental Warranties

(a)	This Agreement constitutes a legal, valid and binding obligation for the Seller. No offer of the MPC AG Shares to the other shareholders of MPC AG is required.

(b)	MPC AG is duly incorporated and validly existing.

(c)	The MPC AG Shares are validly issued and existing, fully paid in, either in cash or in kind, and have not been repaid.

(d)
The MPC AG Shares are free from any mortgage, charge, pledge, lien, option or other encumbrance or third party right of any kind, any mandate given to any person with a view to the creation of the same or any other agreement, undertaking or arrangement having a similar effect.

(e)
As of the Completion Date, the Seller is the full legal owner of the MPC AG Shares and is entitled to sell and transfer the full legal and beneficial ownership in the MPC AG Shares to the Purchaser on the terms set out in this Agreement.

(f)
No insolvency proceedings (Insolvenzverfahren) or threat of such proceedings concerning MPC AG are contingent or pending (eröffnet) and to the Seller's Knowledge, no circumstances exist or could reasonably be expected to exist, which would require the application for insolvency proceedings concerning MPC AG.

5.1.2	Related Party Transactions

There are no contracts between MPC AG and the MPC Affiliates on the one hand and members of the [***] Family Group on the other hand which are not on arm's- length-terms. For the avoidance of doubt, any contracts disclosed in the Due Diligence Information shall in no event constitute a breach of this § 5.1.2.

5.1.3	No Leakage

No Leakage other than Permitted Leakage has occurred between 19 June 2024 and the Signing Date. "Leakage" shall mean (i) any payment or declaration of any dividend or similar distribution by MPC AG or by MPC Affiliates to members of the [***] Family Group as well as any reduction of the paid-up registered share capital of MPC AG, or (ii) any transactions by MPC AG or by MPC Affiliates with, or payments to,  members of the [***] Family Group, if the transaction or the payment has not been made on arm's-length terms. "Permitted Leakage" shall mean (i) the supervisory board compensation for [***], and (ii) any payment or commitment to pay as set forth in the Due Diligence Information.

Share Purchase Agreement
5.1.4	No material Information withheld

Subject to Seller's Knowledge, no material information with regard to MPC AG and the MPC Affiliates has been withheld from the Purchaser; it being understood that only information pertaining to (i) a risk (other than general risks pertaining not exclusively to MPC AG) in excess of EUR [***] in the individual case or (ii) a liability in excess of EUR [***] in the individual case shall constitute a "material information".

5.1.5	MPC AG's ASA Shares

MPC AG is directly or indirectly the owner of the MPC AG's ASA Shares.

5.2	Seller's Knowledge

"Seller's Knowledge" means the actual knowledge (positive Kenntnis) of [***] as of the Signing Date after due enquiry of MPC AG's [***], [***] and MPC AG's [***]. No other knowledge shall be referred to or attributed.

5.3	No other Warranty

The Purchaser acknowledges that the Seller does not give any other warranties than those given in § 5.1 and that the Purchaser was given access to detailed information about MPC AG and MPC Affiliates and their respective business by way of the Due Diligence Information. The scope and limits of the Seller's Warranties given in § 5.1 shall be determined by § 6 and § 7 which form an integral part of that warranty (Bestandteil der Garantieerklärung). The Parties agree that none of the Seller's Warranties or statements of the Seller contained in this Agreement constitutes a warranty of the condition of the goods sold (Garantie für die Beschaffenheit einer Sache) as defined in Sec. 443 of the Civil Code or Sec. 444 of the Civil Code or an agreement as to the condition of the goods sold (Beschaffenheitsvereinbarung) as defined in Sec. 434 para. 2 of the Civil Code with regard to any of the assets or rights sold and transferred in accordance with this Agreement and the agreements referred to in this Agreement and none of such warranties or statements shall be interpreted as such. On this basis, the Parties agree that Sec. 444 of the Civil Code does not apply to any warranty contained in this Agreement including any warranty that refers to the quality or condition of any items sold pursuant to this Agreement.

5.4	Disclaimers

The Purchaser acknowledges and agrees that:

5.4.1
the Seller makes no warranty as to the accuracy of any forecasts, estimates, projections, statements of intent or statements of opinion (including the reasonableness of the assumptions underlying the same) contained in the Due Diligence Information or otherwise provided to the Purchaser or its Representatives;

5.4.2
the Purchaser has made its own evaluation of the adequacy and accuracy of such forecasts, estimates, projections, statements of intent or statements of opinion (including the reasonableness of the assumptions underlying the same); and

Share Purchase Agreement
5.4.3
neither the Purchaser nor any of the Representatives is aware of any fact or circumstance which could give rise to a Claim by the Purchaser against the Seller in respect of any of the Seller's Warranties or otherwise under this Agreement.

5.4.4	no Representative of MPC AG is or was at any time authorised to act on behalf of or as agent for the Seller in the performance of its duties as Seller or under this Agreement (Erfüllungsgehilfe);

5.4.5
the Seller shall have no liability to the Purchaser whatsoever in the event any vicarious agent (Erfüllungsgehilfe) of the Seller carelessly, negligently or intentionally (Vorsatz oder Fahrlässigkeit) failed or fails to disclose information in full to the Purchaser before the Signing Date concerning the MPC AG Shares, MPC AG, the MPC Affiliates and their respective business or the assets, liabilities, business or affairs of the aforementioned; and

5.4.6
in agreeing to enter into this Agreement, it has not relied on any representation, warranty, collateral contract or other assurance (except those explicitly set out in this Agreement) made by or on behalf of any other party before the date of this Agreement.

§ 6
Remedies

6.1
In the event that any of the Seller's Warranties is untrue or inaccurate or that the Seller is in breach with obligations pursuant to this Agreement (in each case a "Breach"), the Seller shall be obliged to put the Purchaser into the same position that it would have been in if the Seller's Warranty had been true and accurate or the terms of this Agreement had been performed (Naturalrestitution) or, at the sole discretion of the Purchaser, to pay actual monetary damages on a Euro-per-Euro basis for non-performance (kleiner Schadensersatz) to the Purchaser, it being understood that such Claim shall be limited to 74.09 % of the actual monetary damages; in the event of Claims based on § 5.1.1 such Claims shall be limited to 100 % of the actual monetary damages (§ 7 remains unaffected). The Seller shall not be liable for any potential or actual reduction in the value of MPC AG. The Seller shall in no event be liable for any direct or indirect loss of profits (entgangener Gewinn) of MPC AG and/or the MPC Affiliates and/or the Purchaser and/or its Affiliates (in each case whether foreseeable or not), or special punitive damages, indirect or any consequential damages (Folgeschäden), loss of opportunity, frustrated expenses, loss of reputation, loss of future earnings or any internal or external costs incurred by the Purchaser, its Affiliates, MPC AG or MPC Affiliates. The Seller shall not be liable for internal administration or overhead costs of the Purchaser, its Affiliates, MPC AG and the MPC Affiliates. The Purchaser shall not have the right to base a Claim on the argument that the Purchase Price was calculated upon incorrect assumptions.

6.2
If the Purchaser becomes aware of a Breach or any circumstances which are reasonably likely to result in a Breach after Completion, the Purchaser shall notify the Seller within twenty (20) Business Days of becoming so aware. Such notification shall state the nature of the Breach and, to the extent reasonably possible at that point in time, a good faith estimate of the amount of the losses which are likely to be suffered by the Purchaser or MPC AG as a result of such Breach. The failure of the Purchaser to comply with its obligations under this § 6.2 shall release the Seller from its liability regarding the Breach in question unless the Purchaser can prove that the failure has not caused or increased the Claim.

Share Purchase Agreement
6.3	In the event of a breach of §5.1.3 or § 11.1 any Leakage shall be compensated by the Seller to the Purchaser on a EUR for EUR basis.

6.4
All other legal remedies, other than those specified in § 6.1 and § 6.3 above, in relation to a Breach are hereby excluded except in the case of fraud (Arglist) or wilful misconduct (Vorsatz). In particular, claims for or based on a reduction of the Purchase Price (Minderung), rescission (Rücktritt), other claims for defects according to Sec. 437 of the Civil Code, culpa in contrahendo (Sec. 311 of the Civil Code), positive breach of contract (Sec. 280 of the Civil Code) (Schadensersatz wegen Pflichtverletzung) or frustration of contract (Sec. 313 of the Civil Code) (Störung der Geschäftsgrundlage) shall be excluded except in the case of fraud (Arglist) or wilful misconduct (Vorsatz). The Purchaser shall not be entitled to rescind or terminate this Agreement under any circumstances whatsoever (except if based on fraud (Arglist) or wilful misconduct (Vorsatz)); § 4.4 remains unaffected.

§ 7
Limitation of Seller's Liability

7.1	The aggregate liability of the Seller for any and all Claims shall be limited to an amount equal to the Purchase Price.

7.2	Claims against the Seller in relation to this Agreement shall be time-barred (verjährt) as follows:

7.2.1
Claims arising as a result of wilful or intentional (Vorsatz) breaches of Seller's obligations under this Agreement or based on fraud (Arglist) shall be time-barred in accordance with the statutory rules in Sec. 195, 199 Civil Code; and

7.2.2	all other Claims shall be time-barred on the third anniversary of the Completion Date.

7.3	The statutory provisions for the suspension of the statute of limitations (Hemmung der Verjährung) shall apply except for Sec. 203 of the Civil Code which shall be excluded.

7.4	No liability shall attach to the Seller in respect of any Claim to the extent that:

7.4.1	the facts or circumstances forming the basis of the Claim:

(a)
have been Disclosed; "Disclosed" means disclosed to the Purchaser or any of its Representatives in the Due Diligence Information as per the VDR Copy (as defined below) in a manner in which the information was apparent to a prudent business person and/or professional adviser acting with due care; and

(b)
are referred to in the financial statements of MPC AG or the MPC Affiliates provided in the Due Diligence Information, in particular by way of a provision (Rückstellung), liability (Verbindlichkeit), exceptional depreciation (außerplanmäßige Abschreibung) or depreciation to reflect lower market values (Abschreibung auf den niedrigeren beizulegenden Wert), in each case reasonably associated with the matter in question.

7.4.2
the amount of the Claim is recovered or could be recovered by MPC AG, a MPC Affiliate or by the Purchaser from a third party (including insurance) or could have been recovered under insurance existing as of the Signing Date;

Share Purchase Agreement
7.4.3
the payment or settlement of any item giving rise to a Claim results in any benefits by refund, set-off or reduction of taxes, including (without limitation) benefits resulting from the lengthening of any amortization or depreciation periods, higher depreciation allowances, a step-up in the tax basis of assets or the non-recognition of liabilities or provisions (Phasenverschiebung) to MPC AG and/or the respective MPC Affiliate; or

7.4.4
the Claim either results from or is increased by the passing of, or any change in any law, statute, ordinance, rule, regulation or administrative practice of any Competent Authority or interpretation of laws by courts in each case after the Signing Date, including but not limited to any increase in the rates of tax or any imposition of tax or any withdrawal or relief from tax after the Signing Date.

7.5	The application of Sec. 442 para. 1 of the Civil Code is excluded; § 7.4.1 remains unaffected.

7.6
When calculating the amount of the liability of the Seller under or in connection with this Agreement, all advantages directly related to the relevant matter shall be taken into account (Vorteilsausgleich) and the Seller shall not be liable under or in connection with this Agreement in respect of any Claim for any losses suffered by the Purchaser or the MPC AG and/or the respective MPC Affiliate to the extent of any corresponding savings by, or net benefit to, MPC AG and/or the respective MPC Affiliate, the Purchaser and/or any Affiliate of the Purchaser arising therefrom.

7.7	Mitigation obligation of the Purchaser

Nothing in this Agreement shall – to the extent legally possible – limit or restrict the general obligation of the Purchaser according to section 254 para. 2 of the Civil Code to mitigate any loss or damage which it or MPC AG and/or the respective MPC Affiliate may incur in consequence of any matter giving rise to a potential Claim under this Agreement.

7.8	Payments made by the Seller

Any payment made by the Seller to the Purchaser in respect of a Claim shall constitute a reduction of the Purchase Price.

7.9	Fraud, willful misconduct

Nothing in this Agreement shall limit a Party's claims based on fraud (Arglist) or willful misconduct (Vorsatz).

§ 8
Authorisations / Approvals

8.1
The Purchaser confirms and warrants to the Seller that it has obtained all corporate authorisations and any other governmental, statutory, regulatory or other consents, licences or authorisations required to empower it to enter into and perform its obligations under this Agreement.

8.2
The Seller confirms and warrants to the Purchaser that it has obtained all corporate authorisations and – subject to the Purchaser's confirmation as per § 8.3 being correct – any other governmental, statutory, regulatory or other consents, licences or authorisations required to empower it to enter into and perform its obligations under this Agreement.

Share Purchase Agreement
8.3
The Purchaser confirms to the Seller that – based on the information regarding the turnover figures of MPC AG received from the Seller on or before [***]–the Transaction does not trigger any merger-filing obligations in any jurisdiction. In the event that a competition authority of any jurisdiction claims that the Transaction should have been notified, the Purchaser shall compensate the Seller for any Losses and Expenses directly arising out of such claim by the competition authority. In addition, the Parties shall submit the necessary filing(s) without undue delay. The costs of such proceedings shall be borne by the Purchaser.

§ 9
Due Diligence Information / Deposit of VDR

9.1
Prior to the Signing Date, the Purchaser and its Representatives have received information about MPC AG and MPC Affiliates and their respective businesses ("Due Diligence Information") consisting of or contained in the documents and information included in an online data room at Datasite for Project [***] starting from [***] ("VDR"). After the Signing Date the Seller will procure that each of the Parties receives from Datasite, the service provider of the VDR, two encrypted USB sticks each containing a full, true and accurate copy of the VDR as per the Cut-Off-Time (as defined below) ("VDR Copy"), which they shall each hold in custody (Verwahrung) for at least five (5) years from the Completion Date and which shall serve as evidence in case of disputes regarding the content of the VDR.

9.2
The "Cut-Off-Time" shall be no later than 18:00 hrs. CET of the last calendar day prior to the Signing Date. For example, if the Signing Date is 13 December 2024, the Cut-Off- Time shall be 12 December 2024, 18:00 hrs. CET, at the latest.

§ 10
Negative Covenant

10.1	Subject to Completion having occurred, no member of the [***]Family Group shall as from the Completion Date without the prior written approval (email being sufficient) of the Purchaser

10.1.1
acquire, agree to acquire, make any proposal or offer to acquire in any manner, directly or indirectly, any shares or other securities or property (or beneficial ownership thereof) of (i) [***], (ii) [***], (iii) any [***], (iv) [***] and/or (v) any Affiliate of a person described in (i) – (iv);

10.1.2
directly or indirectly effect or seek, offer or propose to effect, or participate in any tender or exchange offer, merger or other business combination with respect to (i) [***], (ii) [***], (iii) any [***], (iv) [***], and/or (v) any Affiliate of a person described in (i) – (iv): or

10.1.3	advise, assist or encourage any third party to engage in any of the foregoing transactions.

10.2	An 'indirect' violation by a member of the [***] Family Group of the obligations and undertakings under this § 10 shall require that the acting person (as defined in § 1.1) either acts on behalf of the relevant member of the [***] Family Group or the relevant member of the [***] Family Group (alone or together with other member(s) of the [***] Family Group) controls (as defined in § 1.1) such person as per such point in time.

Share Purchase Agreement
10.3
However, the acquisition by any members of the [***] Family Group (together or alone), other than any member(s) of the [***] Family (whether directly or indirectly), of a total of up to [***] % during the first year after the Completion Date and [***] % thereafter, in the share capital in any of the aforementioned persons (and Affiliates thereof) which are publicly listed shall not be covered by this § 10.

10.4
For [***] violation of the obligation set forth in § 10.1.1 or § 10.1.2. by any member(s) of the [***] Family (whether directly or indirectly), the Purchaser may claim from the Seller the payment of a contractual penalty in the amount of [***] % of the Purchase Price. In the event of one or more violations being continued, a contractual penalty in the amount of [***] % of the Purchase Price shall be due for each [***] during which such violation continues. Participating in the equity of a person described in § 10.1.1 or § 10.1.2. after having acquired such participation in violation of § 10.1.1 or § 10.1.2., shall be deemed to be such a continued violation. By the payment of the contractual penalty becoming due for one or more continuing violation/s, all other single violations which occurred during the period of such continuing violation/s shall be regarded as compensated. The Purchaser's claim for a contractual penalty as per this § 10.4 is subject to (i) a written notice by the Purchaser sent by courier (with a copy via email in advance) to the Seller, specifying the violation and requesting that the relevant member(s) of the [***] Family remedies/remedy such violation and (ii) the relevant member(s) of the [***] Family failing to remedy such violation within [***] Business Days after receipt by the Seller of Purchaser's notice sent by courier as per above.

10.5
The obligations and undertakings of the [***] Family Group under this § 10 shall lapse upon the earlier of: (i) the expiry of [***] after the Completion Date and (ii) such moment in time where the aggregate percentage of the capital and/or the voting rights in MPC AG held by the Purchaser and/or any Affiliate of the Purchaser and/or any Affiliate of [***] is less than [***]% ("Minimum Stake"). Any claims of the Purchaser which have become due by such moment in time shall remain unaffected. In the event that the Minimum Stake is no longer held by the Purchaser, the Purchaser shall – upon request of the Seller – provide evidence on a regular basis that the Purchaser and/or any Affiliate of the Purchaser and/or any Affiliate of [***] still hold the Minimum Stake.

§ 11
Other Obligations

11.1	The Seller undertakes to procure that no Leakage, other than Permitted Leakage, shall occur during the period from the Signing Date up to (and including) the Completion Date.

11.2	The Seller undertakes to procure that none of the MPC AG's ASA Shares shall be sold by MPC AG during the period from the Signing Date up to (and including) the Completion Date.

11.3
The Seller undertakes to procure that after Completion has occurred, no member of the [***] Family Group shall own any shares in MPC AG, MPC ASA or any MPC Affiliate; the right of [***] who currently holds – directly and indirectly – a total of [***] shares in MPC Energy Solutions N.V. to keep those shares and to dispose of them at his discretion remains unaffected. For the avoidance of doubt, § 10.3 remains unaffected.

Share Purchase Agreement
11.4	[***]

11.5
The Seller shall and shall procure that [***] – to the extent legally permitted – use its and his best endeavors to facilitate the Purchaser's intentions regarding the composition of the board of directors of MPC ASA.

§ 12
Purchaser's Guarantor

The Purchaser's Guarantor warrants to the Seller by way of an independent warranty (selbständiges Garantieversprechen) under Sec. 311 para. 1 of the Civil Code that the Purchaser will duly fulfill all of its obligations out of or in connection with this Agreement and the Transfer Deed. Purchaser and Purchaser's Guarantor shall be jointly liable (gesamtschuldnerische Haftung) for any obligations out of or in connection with this Agreement and the Transfer Deed.

§ 13
Costs and Expenses

13.1	Each Party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and performance of this Agreement.

13.2	The Purchaser shall pay all costs and expenses associated with the execution and completion of the transfer of the MPC AG Shares.

§ 14
Confidentiality, Announcements

14.1
The Parties shall (i) keep strictly confidential any information obtained by them in connection with the negotiation and execution of this Agreement, with respect to this Agreement (in particular, the price per MPC AG Share and the Purchase Price), the transactions contemplated herein and the other Parties and their Affiliates, (ii) effectively prevent any access by third parties to such information and (iii) shall not use such confidential information for itself or for any third party except to the extent that the relevant facts or circumstances are publicly known, become publicly known without any violation of this covenant.

14.2
If and to the extent a Party is obliged by law, by the order of a court or a Competent Authority binding on it or by the binding rules of a stock exchange to disclose or publish Confidential Information, the confidentiality obligation pursuant to the foregoing paragraph shall not apply. However, the relevant Party is obliged to inform the respective other Party in due time before passing on or disclosing Confidential Information so that the form and scope of the passing on or disclosure can be discussed and agreed in order to be in a position to take appropriate measures to minimize any resulting damage.

Share Purchase Agreement
14.3
The Parties shall have the right to submit any information protected by this § 14 to any of its Affiliates, its direct or indirect shareholders or any third party for the purposes of the execution and consummation of this Agreement and the transactions contemplated (including their respective Representatives and financing partners and insurers of the Parties).

14.4	The Parties may jointly agree on a press release regarding the Transaction.

§ 15
Notices and Communications

15.1
All declarations, notices or other communications in connection with this Agreement ("Notices") shall be made in writing (submission of a scan-copy by email shall be sufficient) in the English language, except as otherwise set forth in this Agreement, and shall be delivered to (i) the Seller either by hand or by courier or by scan copy by email (such email to be sent to all email addressees) to all of the persons at the addresses set forth below, and/or such other persons or addresses as may be designated by Seller to the other Parties in the same manner and (ii) the Purchaser and the Purchaser's Guarantor only by scan copy by email (such email to be sent to all email addressees) to all of the persons at the addresses set forth below, and/or such other persons or addresses as may be designated by Purchaser / Purchaser's Guarantor to the Seller in the same manner:

Notices to the Seller:

MPC Münchmeyer Petersen & Co. GmbH
[***]
[***]
Palmaille 67
D-22767 Hamburg / Germany

Email:	[***]
Email:	[***]
Email:	[***]
Email:	[***]

Notices to the Purchaser and the Purchaser's Guarantor:

THALVORA HOLDINGS GMBH
Castor Maritime Inc.
[***]

Email:	[***]
Email:	[***]
Email:	[***]

15.2	Any Notice shall be deemed received

15.2.1	on the date of (electronic) submission if delivered via email; or

15.2.2	on the date of delivery if delivered personally or sent by courier.

Share Purchase Agreement
15.3
Each Party shall inform the other Party about any change of its email address as soon as possible. Until a Party has been informed about a change of address in accordance with the provisions of this § 15.3, the addresses set forth in § 15.1 or the last address communicated in accordance with this § 15.3 shall be relevant.

§ 16
Miscellaneous

16.1
Unless expressly provided otherwise, this Agreement and the documents referred to in it are made solely for the benefit of the Parties to them and their successors and permitted assigns, and are not intended to benefit, or be enforceable by, any other person.

16.2
No Party may assign or transfer any of their rights under or interest in this Agreement without the prior written consent of the other Parties. This Agreement shall be binding on and endure for the successors in title of the Parties and references to the Parties shall be construed accordingly.

16.3
Any amendment or variation of this Agreement shall only be valid if made in writing (or any stricter form required by mandatory law) and signed by or on behalf of all Parties. This shall also apply to any amendment or variation of the preceding sentence.

16.4
A waiver of any right under this Agreement is only effective if it is in writing and it applies only to the person to which the waiver is addressed and the circumstances for which it is given. This shall also apply to any waiver of the provisions of the preceding sentence.

16.5	The failure or delay by a Party in exercising any right or remedy under or in connection with this Agreement will not constitute a waiver of such right or remedy.

16.6
This Agreement constitutes the entire and only agreement and understanding between the Parties in relation to its subject matter. Any previous drafts, agreements, understandings, undertakings, representations, warranties, promises and arrangements of any nature whatsoever between the Parties with any bearing on the subject matter of this Agreement, in particular, the Term Sheet dated [***], are deemed terminated, superseded and replaced by this Agreement.

16.7	The Annex to this Agreement shall form an integral part of this Agreement. In case of a conflict between the Annex and the provisions of this Agreement, the provisions of this Agreement shall prevail.

16.8	This Agreement shall be governed by and construed in accordance with German law, excluding the United Nations Convention for the International Sale of Goods (CISG) and the conflict of laws rules.

16.9	Exclusive venue of jurisdiction for all disputes arising under or in connection with this Agreement (including any disputes in connection with its validity) shall be Hamburg, Germany.

Share Purchase Agreement
16.10
The Purchaser and the Purchaser's Guarantor shall at all times each maintain an agent for service (Zustellungsbevollmächtigter) of process and documents required to be served in pending proceedings in connection with this Agreement in Germany. As agent for service, the Purchaser and the Purchaser's Guarantor each hereby appoints [***], ARNECKE SIBETH DABELSTEIN Rechtsanwälte Steuerberater Partnerschaftsgesellschaft mbB, Große Elbstraße 36, D-22767 Hamburg, Germany. Any written pleading, statement of claim, claim form, judgment or other notice of legal proceedings and any other document required to be served in pending proceedings and in connection with this Agreement shall be sufficiently served on the Purchaser respectively the Purchaser's Guarantor if served on the agent at its current address. If the Seller requests the Purchaser and/or the Purchaser's Guarantor to replace the appointed agent for any reason, the Purchaser / the Purchaser's Guarantor shall promptly appoint a new agent, provided that such new authorised representative is an attorney admitted in Germany (in Deutschland zugelassener Rechtsanwalt) with an address in Germany and notify the Seller accordingly. In the event that the Purchaser / the Purchaser's Guarantor fails to appoint a new agent for service after such request, the Purchaser and the Purchaser's Guarantor each hereby irrevocably authorises the Seller to appoint such agent for service on behalf and at the expense of the Purchaser / the Purchaser's Guarantor.

16.11
Should one or more provisions of this Agreement be or become invalid or unenforceable, this shall not affect the validity and enforceability of the remaining provisions of this Agreement. The same shall apply if the Agreement does not contain an essential provision. In place of the invalid or unenforceable provision, or to fill a contractual gap, such valid and enforceable provision shall apply which reflects as closely as possible the commercial intention of the Parties as regards the invalid, unenforceable or missing provision. The legal principle contained in Sec. 139 of the Civil Code, including in the sense of a reversal of the burden of proof, shall not apply.

[Signature Page to follow]

Share Purchase Agreement
[Signature Page SPA [***]]

Hamburg, 12 December 2024

MPC Münchmeyer Petersen & Co. GmbH

by:	[***]	[***]

THALVORA HOLDINGS GMBH
(currently named Altstadtsee 658. V V GmbH)

by:	[***]
by virtue of PoA

Castor Maritime Inc.

by:	[***]